Exhibit 10.18

Summary of Compensation Arrangements for Nonemployee Directors

The Company’s nonemployee directors are as follows:  Donald G. Calder, Robin S. Callahan, Paul J. Choquette, Jr., Peter L.A. Jamieson, Peter F. Krogh, Anthony W. Ruggiero, Lawrence A. Sala, Eriberto R. Scocimara and Magalen C. Webert.

For 2006, the annual fee paid to each nonemployee director was $35,000. In addition, a $5,000 annual attendance fee is paid to each nonemployee director who attends at least 75% of the aggregate of (i) the total number of Board of Directors meetings which he or she is eligible to attend, and (ii) all meetings of committees of the Board on which the director serves. For 2006, each nonemployee director attended at least 75% of such meetings and received a $5,000 annual attendance fee.

The Board has standing Executive, Audit, Compensation, Pension and Benefits and Corporate Governance and Nominating Committees.

The following table summarizes the compensation paid to Mr. Munn, Chairman of the Board of Directors and each nonemployee director for his or her service to the Board and its committees during 2006:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)		Option Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
Donald G. Calder	$75,000		$30,683		$105,683
Robin S. Callahan	$75,000		$30,683		$105,683
Paul J. Choquette, Jr.	$70,000		$30,683		$100,683
Peter L.A. Jamieson	$65,000		$30,683		$95,683
Peter F. Krogh	$65,000		$30,683		$95,683
Stephen P. Munn	$900,000	(5)	$153,416	$39,834	$1,093,250
Anthony W. Ruggiero	$85,000		$30,683		$115,683
Lawrence A. Sala	$65,000		$30,683		$95,683
Eriberto R. Scocimara	$70,000		$30,683		$100,683
Magalen C. Webert	$52,500		$30,683		$83,183

(1)          The following directors received a portion of their annual fee in Shares:  Mr. Choquette—206 Shares, Mr. Krogh—103 Shares and Mr. Sala—103 Shares.

(2)          The value of the option awards shown in the table is equal to the expense reported for financial reporting purposes in 2006 (before reflecting forfeitures). Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(3)          The full grant date fair value of the option awards shown in the table for the listed directors is as follows:  Mr. Calder - $38,440, Mrs. Callahan - $38,440, Mr. Choquette - $38,440, Mr. Jamieson - $38,440, Mr. Krogh - $38,440, Mr. Munn - $192,200, Mr. Ruggiero - $38,440, Mr. Sala - $38,440, Mr. Scocimara - $38,440 and Mrs. Webert - $38,440. Note 11 to the Company’s consolidated financial statements included in the 2006 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements.

(4)          Includes (i) $10,000 for Company matching contributions to the Company’s Employee Incentive Savings Plan, (ii) $18,013 for reimbursement of financial management fees, (iii) $6,360 for reimbursement of country club dues, and (iv) $5,461 for personal use of Company aircraft. The $5,461 represents the incremental cost to the Company for personal travel based on the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and similar variable costs.

Since the Company-owned aircraft is used almost exclusively for business travel, fixed costs that do not change based on usage, such as pilots’ salaries, the purchase costs of the aircraft and the cost of the maintenance not related to the personal use, are not included.

(5)          Mr. Munn is also an executive officer of the Company. The $900,000 represents salary of $525,000 and a bonus of $375,000. Since 2003, Mr. Munn has been eligible for an annual pension benefit of $400,000. Mr. Munn has elected to forego this benefit. The Compensation Committee has taken into account Mr. Munn’s election to forego his pension benefit in determining his salary and bonus.

In addition, on February 7, 2007, Mr. Munn received an option to acquire 10,000 Shares of the Company’s common stock and each nonemployee director received an option to acquire 2,000 Shares of the Company’s common stock all grants at an option price of $83.74, which was equal to the closing market price of the shares on the date of grant. All options expire ten (10) years following the date of grant.

Under the Deferred Compensation Plan for Nonemployee Directors, each nonemployee director is entitled to defer up to 100% of his or her annual retainer and meeting fees. Each participant can direct the “deemed investment” of his or her account among the different investment funds offered by the Company from time to time. Initially, the investment options include (i) a fixed rate fund and (ii) Share equivalent units. All amounts held under the Deferred Compensation Plan are 100% vested amounts credited to a participant’s account and generally will be paid or commence to be paid after the participant terminates service as a director. At the participant’s election, payments can be made in a lump sum or in quarterly installments. Payments under the Deferred Compensation Plan are made in cash from the Company’s general assets.  For the period January 1, 2006 to December 31, 2006, the fixed rate fund accrued interest at five and one-half percent (5.5%) per annum and the aggregate interest accrued for all participants in the Deferred Compensation Plan was $42,755.